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PRAXAIR, INC.

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Praxair, Inc. Supplemental Proxy Materials

For the Annual Meeting of Shareholders to be Held on April 28, 2015 (“Annual Meeting”)

Dear Shareholder:

We are asking for your support by voting as the Board of Directors recommends on all proposals at the 2015 Annual Meeting of Shareholders. In particular, we request that you vote FOR Item 2, the say-on-pay proposal, and AGAINST Item 3, the independent board chairman proposal. We are providing you with this additional information regarding these proposals in order to address the Institutional Shareholder Services (“ISS”) report dated April 7, 2015 (“ISS Report”) that recommends votes contrary to the Board’s recommendations. This information supplements the information contained in Praxair’s Proxy Statement dated and filed with the Securities and Exchange Commission on March 17, 2015 (“Proxy Statement”).

The ISS voting recommendations seem to be based primarily upon Praxair’s short-term Total Shareholder Return (“TSR”), and not on our executive compensation program or our sound corporate governance practices. As more fully discussed below, we disagree with ISS because:

•	Praxair has consistently delivered strong financial and operating performance over the long term as measured by the key financial metrics presented below.

•

Praxair’s executive compensation program structure, which is designed to drive long-term performance and shareholder value creation, has remained consistent over many years, and shareholders have approved this program for the past four years by overwhelming majority votes of 95%-96%.

•	Praxair has robust corporate governance practices that include a Board that is 90% independent and a Lead Director, all of which provide effective oversight of management, including the CEO.

Your vote is important to us. Please do not hesitate to contact us as noted below if you have any questions or would like to discuss these matters further.

Praxair Continues to Deliver Strong Financial Performance

Praxair has consistently delivered strong financial and operating performance as measured by the performance metrics discussed in the Proxy Statement and below, which we believe represent a more comprehensive view of our performance than short-term TSR. We believe that these metrics are the most appropriate and meaningful for assessing how well-managed Praxair is because these reflect the factors most under the control of management. Short-term TSR is one measure of company performance, but we do not believe that it is the single best measure of performance.

For purposes of the performance charts below, the industrial gases industry (“IG Industry”) includes Praxair and the following three other competitors that have comparable global industrial gases businesses: Air Liquide, Air Products and Chemicals, Inc., and Linde AG. Comparative data is relative to the simple average of the IG Industry excluding Praxair, and to the S&P 500 Index and/or the S&P 500 Materials Index.

Profitability and Cash Flow. Praxair has consistently delivered strong performance in profitability based upon its substantially greater operating margins. These margins drive superior compound annual growth rate (“CAGR”) in earnings per share (“EPS”) and strong cash flow from operations, which, as a percent of sales, is much higher than the IG Industry and the S&P 500 benchmarks.

Industry-leading operating margin: 700 basis points higher than the rest of IG Industry on average and twice the S&P500 Materials Index in 2014	Industry-leading operating cash flow as % of sales: 500 basis points higher than the rest of IG Industry on average and 1.8 times the S&P500 Materials Index in 2014

For comparative purposes, all data has been sourced from Bloomberg and contain Non-GAAP measures.

Return on Capital and Return on Equity. Praxair has consistently delivered superior return on capital (“ROC”) and return on equity (“ROE”).

For comparative purposes, all data has been sourced from Bloomberg and contain Non-GAAP measures.

Return to Shareholders. Praxair’s strong cash flow from operations ($2.9 billion in 2014, representing 23% of sales) enabled the Company to return to shareholders $1.5 billion in 2014, equally split between dividends and share repurchases, and to increase its dividend by 10% beginning in the first quarter of 2015.

22nd consecutive dividend increase; reduced share count by 10% and returned cumulative $10 B cash to shareholders through dividends and share repurchases since 2005

Total Shareholder Return. The charts below show TSR compound average growth rate. Praxair’s TSR has outperformed its peers and these benchmarks over ten years, and compares favorably over five years. However, Praxair’s TSR has underperformed on a relative basis for the one and three year periods. Short-term TSR is one measure of company performance, but we do not believe that it is the single best measure of performance. A company’s stock price is often impacted by factors affecting the overall stock market and global macroeconomic factors that are out of management’s control and which may impact the stock’s price to earnings multiple (“P/E Multiple”).

Praxair’s operating strategy of concentrating its investments in limited select geographies around the world increases its operating efficiency and profitability. More than half of Praxair’s sales are generated from countries outside the U.S. In 2013, and to a greater extent in 2014, the U.S. Dollar has strengthened most significantly against Latin American currencies due to slowing growth in these emerging markets. Praxair’s significant presence in these markets has negatively impacted its P/E Multiple. During this period, Praxair’s management has successfully controlled the Company’s costs, increased prices to offset inflation and managed other factors within its control in order to maintain its overall operating margins.

For comparative purposes, all data has been sourced from Bloomberg.

Supplemental Information Regarding Item 2:

Advisory Vote on Named Executive Officer Compensation

We request your support FOR Proposal 2 – the Advisory Vote on Named Executive Officer Compensation (also known as the “say-on-pay” proposal). In particular, we are writing to you to address the ISS Report that recommended a vote against our say-on-pay proposal. We do not believe that this ISS recommendation is appropriate for the reasons discussed below.

Executive compensation program strongly supported by shareholders in recent years and therefore no changes were adopted for 2014.

Shareholders have overwhelmingly approved Praxair’s Named Executive Officer (NEO) compensation program the past four years, including 96% approval for the 2013 program that was disclosed in the 2014 proxy. In view of the strong support for the NEO compensation program at the 2014 shareholders’ meeting, and direct engagement with certain shareholders in recent years including the fourth quarter of 2013, the Compensation Committee concluded our compensation program was aligned with shareholders’ interests, and no design changes were made to the program for 2014.

The Compensation Committee has adopted leading compensation governance practices.

To support the Company’s pay-for-performance philosophy, the Compensation Committee has implemented a number of policies and pay practices designed to improve governance and enhance alignment with shareholders, as detailed on pages 2 and 3 of the Proxy Statement.

Compensation levels are appropriate and set pursuant to Praxair’s pay for performance philosophy.

The Compensation Committee has adopted a ‘pay for performance’ philosophy that guides the design of our executive compensation program. For 2014, the CEO’s target direct compensation (“TDC” the sum of base salary, annual cash incentive and long-term incentives) consisted of 89% performance-based compensation, and 11% non-performance-based compensation. Further, 72% of the CEO’s target compensation opportunity was delivered in equity-based compensation, providing a strong focus on long-term shareholder value creation.

Based on the CEO’s performance, as well as the Company’s strong performance since his appointment as CEO in January 2007, the Compensation Committee set Mr. Angel’s 2014 target TDC at 14% over the median target TDC of the compensation awarded to CEOs in Praxair’s Key Company Peer Group.

As in previous years, the Compensation Committee also noted that the CEO’s pay as a multiple of the next highest paid NEO is appropriate, as the organization does not have a Chief Operating Officer, and the CEO has business executives reporting directly to him, some of whom were recently promoted to their current role.

Targeted pay has grown more slowly than TSR.

Total shareholder return has increased consistently over the long term, and the CEO’s target TDC has increased at a lesser rate during Mr. Angel’s tenure as CEO from 2007 to 2014. In the chart below, indexed TSR assumes an initial investment of $100 on December 31, 2006, and that all dividends have been reinvested.

Praxair CEO’s Target Total Direct Compensation

The Compensation Committee provides NEOs with a balanced portfolio of incentives to drive sustained long-term growth in shareholder value.

Praxair’s incentive plans provide a balanced mix of annual and long-term incentives, with relevant and comprehensive measures that are established to (i) motivate executives to deliver strong business results in line with shareholder expectations and (ii) build and support a sustainable performance-driven culture.

Financial measures for the 2014 variable compensation plan were net income (50%), sales (25%), and working capital as a percent of sales (25%). As detailed on pages 44 and 45 of the Proxy Statement, the Compensation Committee recognizes that there are non-financial elements of performance that are critical to long-term sustainable success, and sets annual non-financial goals with respect to those elements. As such, the Compensation Committee annually assesses important non-financial objectives, including (but not limited to) safety and environmental performance, people development, and the strategic positioning of the business for long-term success. These non-financial objectives, over time, have contributed to the achievement of the strong medium and long-term results described on pages 1-5 above. The use of non-financial goals has been a core part of the Company’s variable compensation plans since 1992, when Praxair became a public company.

A robust description of how the metrics for the 2014 variable compensation plan were chosen, how goals were set and how the payouts were determined is included on pages 42 through 48 of the Proxy Statement.

Equity awards are split between performance share units (60% weighting) and stock options (40% weighting). Long-term incentives are structured in such a way that executives only realize value if (i) the stock price increases over the vesting period (stock options), and (ii) challenging, pre-determined earnings per share and after-tax return on capital goals are met over a three-year performance period (performance share units).

The Compensation Committee believes this balance of short-term and long-term incentives provide appropriate incentives for the NEOs to strategically position the Company to achieve sustained long-term financial growth and increased shareholder value.

Realized pay is strongly correlated with company performance.

The overall weighted payout factor for financial performance under the 2014 variable compensation plan was 92% of target, reflecting the shortfall in attaining the challenging goals set by the Compensation Committee for sales and net income and exceeding the working capital goal. The Compensation Committee also reviewed the strategic actions taken by management that focused on long term sustainable value creation and applied a positive adjustment of 28 percentage points to the 2014 variable compensation payout in recognition of the Company’s performance relative to the non-financial goals set for 2014. In determining the 2014 payout for Mr. Angel, the Compensation Committee made a positive adjustment to the payout based on the assessment of his individual performance. The Compensation Committee believes Mr. Angel’s 2014 variable compensation payout appropriately reflects the Company’s performance and his performance during the year, and also noted that Mr. Angel’s 2014 variable compensation payout was 11% less than his payout for 2013. In addition, the payout for the performance share units granted for the 2012-2014 performance cycle was 84.9% of the target number of units granted, based on the shortfall in attaining the challenging goal of 20% cumulative growth in adjusted earnings per share established by the Committee for this award.

Reported change in pension value is impacted by many factors.

Mr. Angel’s 2014 total compensation, as reported in the Summary Compensation Table, includes a large increase in pension value. More than 20% of the increase is related to external factors that impact the value of employers’ pension obligations, including changes to the mortality tables issued by the Society of Actuaries in 2014 and a marked decrease in the discount rate used to value pension obligations during 2014. Additionally, nearly 60% of the change in pension is related to a legacy arrangement established fourteen years ago in connection with Mr. Angel’s recruitment to the Company in 2001, and the final portion of this legacy arrangement vests on January 1, 2016. This arrangement served as an inducement for Mr. Angel to join the Company in 2001 from his prior employer, and as a retention incentive as he needed to remain employed for fifteen years to fully vest in this arrangement. Under financial accounting rules, the Company is currently recognizing an accrued pension liability each year for the additional service credit that Mr. Angel may receive pursuant to this legacy arrangement. Additional detail about this arrangement and the drivers of the change in pension value is detailed on page 59 of the Proxy Statement.

Supplemental Information Regarding Item 3:

Shareholder Proposal Regarding an Independent Board Chairman

A shareholder proposal requests that the Board of Directors adopt a policy that the Chairman of the Board be an independent director. As more fully discussed in the Proxy Statement, the Board believes that this proposal is not in the shareholders’ best interests and has recommended a vote AGAINST the proposal. We are writing to you to address why we believe the ISS vote recommendation in favor of the proposal is flawed and not appropriate.

The Board and its independent Governance & Nominating Committee established the Board’s leadership structure based on core corporate governance considerations, and not based on the short-term factors and flawed rationale in the ISS Report.

The Board’s leadership structure is a fundamental and key aspect of Praxair’s corporate governance structure and should be determined primarily by the governance considerations that we discuss in the Proxy Statement on pages 5-7. As noted in the Proxy Statement, our Governance & Nominating Committee (consisting entirely of independent directors) periodically examines the Board leadership structure based on a variety of factors, and has determined that the present leadership structure of a combined Chairman and CEO is the most effective and appropriate at this time for the reasons set forth on page 5 of the Proxy Statement.

In fact, the ISS report expressly confirms that Praxair has a sound core corporate governance structure including:

•	An independent Lead Director whose robust duties clearly counterbalance a combined Chairman/CEO role and conform to the very duties that ISS itself prescribes as necessary;

•	No problematic governance practices;

•	A Board that is substantially (90%) independent; and

•	Completely independent board committees.

Praxair has many other robust corporate governance practices that provide independent leadership on the Board, with effective oversight of management, as discussed on pages 6-7 and 13-18 of the Proxy Statement.

Nonetheless, ISS has based its recommendation to support the proposal based on two factors that do not have a clear rational link to board leadership structure: (1) Praxair’s short-term TSR, which has not exceeded that of certain peers, and (2) certain compensation practices that have been employed by the Compensation Committee for years, and to which ISS never previously objected. We do not believe that these factors provide any justification for adopting a policy that will remove the Board’s flexibility in setting its leadership structure.

Short-Term TSR is not an appropriate factor in determining a board’s leadership structure.

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We do not believe that there is compelling empirical evidence of a link between financial performance and having an independent board chairman; short-term TSR is not the proper measure of the efficacy of the Board’s leadership structure.

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To the contrary, in Praxair’s case, shareholders have enjoyed a history of stable and consistent operating and financial performance with the combined Chairman/CEO roles, and in particular, Praxair’s performance, including TSR, has far surpassed that of the S&P 500 Index and the S&P Materials Index since Mr. Angel has been the Chairman and CEO beginning in 2007 (please see the performance discussion on pages 34-36 of the Proxy Statement). As such, we do not believe that there is a compelling reason to suddenly split the Chairman and CEO roles.

Praxair’s compensation practices are sound and have been broadly supported by shareholders.

•

The ISS Report suggests that the Compensation’s Committee’s consideration of important non-financial goals and individual performance factors that are clearly disclosed in the Proxy Statement are problematic compensation practices. We strongly disagree for the reasons stated above, specifically given the contribution of these non-financial objectives to long-term value creation.

•

Praxair’s Compensation Committee has used these non-financial factors in determining annual variable compensation for years, and these non-financial factors have been disclosed for years. However, ISS has never recommended a vote against say-on-pay until this year and now believes that the Chairman and CEO roles should be split due in part to these longstanding compensation practices. We disagree and do not believe that this should be the basis for determining the Board’s leadership structure.

We respectfully submit that the one size fits all approach of ISS on this proposal does not make sense for Praxair.

Please contact us with any further questions that you may have as follows:

1.	For questions related to the say-on-pay proposal, contact Shauna Lee-Carmichael at shauna_lee-carmichael@praxair.com.

2.	For questions related to the independent board chairman proposal, contact Tony Pepper at tony_pepper@praxair.com.

Dated: April 8, 2015